Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Chapman 208 384 6552

For Immediate Release: February 24, 2020
Boise Cascade Company Reports Fourth Quarter and Full Year 2019 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $14.6 million, or $0.37 per share, on sales of $1.1 billion. For the full year 2019, Boise Cascade reported net income of $80.9 million, or $2.06 per share, on sales of $4.6 billion. For 2018 comparative results, see the table below, as well as 'Other Items Impacting 2018 Results.'

Fourth Quarter and Year End 2019 Highlights

	4Q 2019	4Q 2018	% change	2019	2018	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,101,713	$1,065,805	3%	$4,643,404	$4,995,290	(7)%
Net income (loss)	14,647	(72,246)	N/M	80,925	20,477	N/M
Net income (loss) per common share - diluted	0.37	(1.85)	N/M	2.06	0.52	N/M
Adjusted EBITDA [1]	45,243	(8,997)	N/M	214,575	192,932	11%

Segment Results
Wood Products sales	$296,286	$307,124	(4)%	$1,275,167	$1,533,270	(17)%
Wood Products income (loss)	8,062	(86,554)	N/M	54,197	(10,022)	N/M
Wood Products EBITDA [1]	22,651	(15,289)	N/M	111,868	116,967	(4)%

Building Materials Distribution sales	986,969	922,234	7%	4,137,719	4,287,702	(3)%
Building Materials Distribution income	26,254	8,905	195%	116,236	112,510	3%
Building Materials Distribution EBITDA [1]	31,585	13,811	129%	137,005	130,790	5%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the fourth quarter 2019, total U.S. housing starts increased 20% compared to the same period last year. Single-family starts, the primary driver of our sales volumes, also increased 15%. For the full year 2019, total and single-family housing starts increased 3% and 1%, respectively, from the same period in 2018.

“We had stronger than expected financial performance in the quarter as favorable weather allowed homebuilders to maintain solid activity levels, driving product demand. Our full year results illustrate our strategic progress since our initial public offering in 2013. Both businesses performed well given limited residential construction growth and persistent weakness in commodity wood products pricing. Our continued progress towards growing our engineered wood products and distribution businesses has increased our earnings stability,” commented Tom Corrick, CEO. “As I move into retirement after nearly 38 years with the Company, I'm pleased with our strategic progress as well as the strength of the leadership team and the culture of the Company. The Company's Board is looking forward to supporting Nate Jorgensen and the team as they execute our strategy and focus on operational excellence, growing our businesses, and providing exceptional customer service."

Other Items Impacting 2018 Results

Fourth quarter 2018 results included $24.0 million of pre-tax impairment and sale related losses, or $0.46 per share after-tax, related to the sale of our hardwood plywood facility in Moncure, North Carolina. The results also included $55.0 million and $2.8 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs, or $1.11 per share after-tax, due to the permanent curtailment of LVL production at our Roxboro, North Carolina, facility.

Full year 2018 results included the above items, as well as $11.5 million of pre-tax impairment and sale related losses, or $0.22 per share after-tax, related to the sale of three Wood Products facilities in Northeast Oregon, and $23.3 million of pre-tax pension settlement charges, or $0.44 per share after-tax, due to pension risk transfer transactions.

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), decreased $10.8 million, or 4%, to $296.3 million for the three months ended December 31, 2019, from $307.1 million for the three months ended December 31, 2018. The decline in sales was driven by lower sales prices and sales volumes for plywood. The decrease in sales was also attributable to lower sales volumes of lumber and particleboard due to the facility sales and closures in fourth quarter 2018, discussed above. These decreases were offset partially by increases in LVL and I-joists sales volumes (LVL and I-joists are collectively referred to as EWP) and net sale prices for I-joists. For the three months ended December 31, 2019, Wood Products segment income was $8.1 million compared to a segment loss of $86.6 million for the three months ended December 31, 2018. Fourth quarter 2018 results included accelerated depreciation, as well as facility sale and curtailment related losses, discussed above. Excluding these losses, segment income improved approximately $13 million due to improved EWP volumes and prices, lower costs of OSB (used in the manufacture of I-joists) and logs, and lower per-unit conversion costs. In addition, excluding the accelerated depreciation, depreciation and amortization expense decreased $1.7 million due primarily to discontinued depreciation on manufacturing facilities curtailed and sold in 2018. These improvements were offset partially by lower plywood prices.

For the year ended December 31, 2019, sales, including sales to BMD, decreased $258.1 million, or 17%, to $1,275.2 million from $1,533.3 million in 2018. The decrease in sales was driven primarily by lower sales prices and sales volumes for plywood, as well as lower sales volumes for I-joists. The lower sales volume for plywood was mostly due to weaker market conditions and downtime for facility capital improvements, as well as the sale of the Moncure plywood facility on March 1, 2019. In addition, almost one-third of the decrease in sales was attributable to lower sales volumes of lumber and particleboard due to the facility sales or closures in 2018, discussed above. These decreases were offset partially by increases in EWP sales prices and LVL sales volumes. For the year ended December 31, 2019, Wood Products segment income was $54.2 million compared to a segment loss of $10.0 million for the year ended December 31, 2018. The results in 2018 included accelerated depreciation, and facility sale and curtailment related losses, discussed above. Excluding these losses, segment income decreased approximately $29 million due to lower sales prices of plywood, offset partially by lower wood fiber costs, particularly OSB (used in the manufacture of I-joists) and logs, as well as higher EWP prices. In addition, general and administrative expenses also decreased $3.6 million. Excluding the accelerated depreciation in 2018, depreciation and amortization expense decreased $14.3 million due primarily to discontinued depreciation on manufacturing facilities curtailed and sold in 2018.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2019 vs. 4Q 2018	2019 vs. 2018

Average Net Selling Prices
LVL	(1)%	3%
I-joists	4%	4%
Plywood	(18)%	(24)%
Sales Volumes
LVL	21%	1%
I-joists	20%	(4)%
Plywood	(3)%	(6)%

Building Materials Distribution

BMD's sales increased $64.7 million, or 7%, to $987.0 million for the three months ended December 31, 2019, from $922.2 million for the three months ended December 31, 2018. Compared with the same quarter in the prior year, the overall increase in sales was driven by a sales volume increase of 11% offset partially by a sales price decrease of 4%. Excluding the impact of the acquisition of wholesale building material distribution locations in Nashville, Tennessee, Medford, Oregon, and Cincinnati, Ohio during 2018, and the Birmingham, Alabama acquisition in 2019 (the "BMD Acquisitions"), BMD sales would have increased 4%. By product line, commodity sales decreased 3%, general line product sales increased 14%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 19%. BMD segment income increased $17.3 million to $26.3 million for the three months ended December 31, 2019, from $8.9 million in the comparative prior year quarter. The improvement in segment income was driven primarily by a gross margin increase of $27.3 million, resulting from improved gross margins on commodity products and higher sales of general line products and EWP compared with fourth quarter 2018. Gross margins on commodity products in the prior year quarter were negatively impacted by sharply falling prices. The increase in gross margin during fourth quarter 2019 was offset partially by increased selling and distribution expenses of $8.4 million.

For the year ended December 31, 2019, sales decreased $150.0 million, or 3%, to $4,137.7 million from $4,287.7 million in 2018. The decrease in sales was driven by a sales price decrease of 9%, offset partially by a sales volume increase of 6%. Excluding the impact of the BMD Acquisitions, BMD sales would have decreased 6%. By product line, commodity sales decreased 17%, general line product sales increased 11%, and sales of EWP increased 4%. BMD segment income increased $3.7 million to $116.2 million for the year ended December 31, 2019, from $112.5 million for the year ended December 31, 2018. The increase in segment income was driven primarily by a gross margin increase of $37.0 million, resulting from higher sales of general line products and improved gross margins on commodity products compared with 2018. The majority of the improvement in gross margins was offset by increased selling and distribution expenses and depreciation and amortization of $29.3 million and $2.5 million, respectively.

Balance Sheet

Boise Cascade ended fourth quarter 2019 with $285.2 million of cash and cash equivalents and $336.7 million of undrawn committed bank line availability, for total available liquidity of $621.9 million. The Company had $440.5 million of outstanding debt at December 31, 2019.

We adopted the new lease accounting standard on January 1, 2019. The most significant impact of the adoption was the recognition of right-of-use assets and lease liabilities for operating leases, as reflected on the face of our balance sheet as of December 31, 2019. The standard did not have a material impact on our consolidated net earnings and cash flows. For additional information on the impact of this standard on our accounting for leases and additional required qualitative disclosures of our lease policies, see our Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on February 24, 2020.

During 2019, Boise Cascade transferred $19.8 million of its qualified defined benefit pension plan assets to The Prudential Insurance Company of America for the purchase of a group annuity contract. As a result of the pension risk transfer transaction, we recorded $1.3 million of pre-tax settlement charges, or $0.03 per share after-tax.

Dividends

On February 10, 2020, our board of directors declared a dividend of $0.10 per share of our common stock, payable on March 16, 2020, to stockholders of record on February 24, 2020.

Outlook

The February 2020 Blue Chip consensus forecast for 2020 and 2021 reflects 1.34 million and 1.35 million total U.S. housing starts, respectively, compared with actual housing starts of 1.29 million in 2019. Although we believe U.S. demographics are supportive of higher levels of housing starts, we expect only modest near-term residential construction growth due to constraints faced by builders, such as availability of labor and building lots, as well as affordability constraints faced by prospective buyers. The pace of household formation rates and residential repair-and-remodeling activity will be affected by employment growth, wage growth, prospective home buyers' access to and cost of financing, housing affordability, and consumer confidence, as well as other factors. Household formation rates in turn will be a key factor behind the demand for new construction. In addition, the size of new single-family residences as well as the mix of single and multi-family starts will influence product consumption. We will continue to manage our production levels to our sales demand.

As both a manufacturer and a distributor, our 2019 financial results were impacted by lower lumber, OSB, and plywood pricing compared to pricing in 2018. Additional industry capacity brought on in 2018, and more plywood imports from South America, when coupled with a generally flat residential construction activity, led to supply and demand imbalances. Commodity wood product pricing during 2020 will be a key driver of our financial results and will be dependent on industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns.

On February 20, 2020, we made a decision to permanently curtail I-joist production at our Roxboro, North Carolina facility by March 31, 2020. Across our industry, I-joist consumption per housing start has trended downward in recent years which we believe is due to decreases in the median home size and an increasing proportion of slab on grade new home construction. Because Roxboro is a higher cost facility and we have additional available I-joist capacity at our Alexandria, Louisiana facility, we plan to permanently curtail Roxboro I-joist production. We do not anticipate any impact on our customers. We expect to record approximately $18 million of charges during first quarter 2020, substantially all of which will be to fully depreciate the curtailed I-joist production assets.

Consistent with historical patterns, we expect working capital increases to use cash in the first quarter of 2020. In addition, we expect our capital spending, excluding acquisitions, to be $85-$95 million in 2020, including spending to improve the efficiency of veneer production at our Florien, Louisiana, facility.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss fourth quarter and full year earnings on Tuesday, February 25, 2020, at 11 a.m. Eastern.

To participate in the conference call, dial 844-795-4410 and use participant passcode 1196288 (international callers should dial 661-378-9637). To join the webcast go to the Investor Relations section at www.bc.com and select the Event Calendar link.

A replay of the conference call will be available from Tuesday, February 25, 2020 at 2 p.m. Eastern through Tuesday, March 3, 2020 at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 1196288. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2019	December 31
	2019	2018		2019	2018

Sales	$1,101,713	$1,065,805	$1,269,524	$4,643,404	$4,995,290

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	939,375	940,878	1,078,924	3,965,776	4,307,594
Depreciation and amortization	20,501	76,549	20,969	80,141	146,837
Selling and distribution expenses	98,280	89,546	106,567	390,739	363,138
General and administrative expenses	19,008	16,057	18,603	71,072	68,811
Loss on sale and curtailment of facilities	—	27,288	—	—	38,314
Other (income) expense, net	(226)	(236)	(437)	(783)	(1,442)
	1,076,938	1,150,082	1,224,626	4,506,945	4,923,252

Income (loss) from operations	24,775	(84,277)	44,898	136,459	72,038

Foreign currency exchange gain (loss)	239	(672)	(200)	449	(944)
Pension expense (excluding service costs)	(272)	(597)	(1,613)	(2,474)	(24,999)
Interest expense	(6,596)	(6,666)	(6,532)	(26,051)	(26,193)
Interest income	1,066	648	837	2,811	1,649
Change in fair value of interest rate swaps	140	(1,868)	(569)	(2,963)	551
	(5,423)	(9,155)	(8,077)	(28,228)	(49,936)

Income (loss) before income taxes	19,352	(93,432)	36,821	108,231	22,102
Income tax (provision) benefit	(4,705)	21,186	(9,650)	(27,306)	(1,625)
Net income (loss)	$14,647	$(72,246)	$27,171	$80,925	$20,477

Weighted average common shares outstanding:
Basic	39,093	38,968	39,087	39,039	38,932
Diluted	39,418	38,968	39,292	39,242	39,387

Net income (loss) per common share:
Basic	$0.37	$(1.85)	$0.70	$2.07	$0.53
Diluted	$0.37	$(1.85)	$0.69	$2.06	$0.52

Dividends declared per common share	$1.10	$0.09	$0.09	$1.37	$1.30

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2019	December 31
	2019	2018		2019	2018

Segment sales	$296,286	$307,124	$325,102	$1,275,167	$1,533,270

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	261,611	282,795	283,354	1,117,540	1,328,012
Depreciation and amortization	14,589	71,265	15,252	57,671	126,989
Selling and distribution expenses	8,201	7,886	7,718	31,485	33,190
General and administrative expenses	3,962	4,642	3,379	14,442	18,043
Loss on sale and curtailment of facilities	—	27,288	—	—	38,314
Other (income) expense, net	(139)	(198)	(198)	(168)	(1,256)
	288,224	393,678	309,505	1,220,970	1,543,292

Segment income (loss)	$8,062	$(86,554)	$15,597	$54,197	$(10,022)

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.3%	92.1%	87.2%	87.6%	86.6%
Depreciation and amortization	4.9%	23.2%	4.7%	4.5%	8.3%
Selling and distribution expenses	2.8%	2.6%	2.4%	2.5%	2.2%
General and administrative expenses	1.3%	1.5%	1.0%	1.1%	1.2%
Loss on sale and curtailment of facilities	—%	8.9%	—%	—%	2.5%
Other (income) expense, net	—%	(0.1%)	(0.1)%	—%	(0.1%)
	97.3%	128.2%	95.2%	95.7%	100.7%

Segment income (loss)	2.7%	(28.2%)	4.8%	4.3%	(0.7)%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2019	December 31
	2019	2018		2019	2018

Segment sales	$986,969	$922,234	$1,145,621	$4,137,719	$4,287,702

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	859,102	821,703	996,313	3,617,477	3,804,496
Depreciation and amortization	5,331	4,906	5,278	20,769	18,280
Selling and distribution expenses	90,027	81,596	98,797	359,039	329,691
General and administrative expenses	6,365	5,164	6,759	24,785	22,909
Other (income) expense, net	(110)	(40)	(191)	(587)	(184)
	960,715	913,329	1,106,956	4,021,483	4,175,192

Segment income	$26,254	$8,905	$38,665	$116,236	$112,510

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.0%	89.1%	87.0%	87.4%	88.7%
Depreciation and amortization	0.5%	0.5%	0.5%	0.5%	0.4%
Selling and distribution expenses	9.1%	8.8%	8.6%	8.7%	7.7%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.5%
Other (income) expense, net	—%	—%	—%	—%	—%
	97.3%	99.0%	96.6%	97.2%	97.4%

Segment income	2.7%	1.0%	3.4%	2.8%	2.6%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2019	December 31
	2019	2018		2019	2018
Segment sales
Wood Products	$296,286	$307,124	$325,102	$1,275,167	$1,533,270
Building Materials Distribution	986,969	922,234	1,145,621	4,137,719	4,287,702
Intersegment eliminations and other	(181,542)	(163,553)	(201,199)	(769,482)	(825,682)
Total net sales	$1,101,713	$1,065,805	$1,269,524	$4,643,404	$4,995,290

Segment income (loss)
Wood Products	$8,062	$(86,554)	$15,597	$54,197	$(10,022)
Building Materials Distribution	26,254	8,905	38,665	116,236	112,510
Total segment income (loss)	34,316	(77,649)	54,262	170,433	102,488
Unallocated corporate	(9,541)	(6,628)	(9,364)	(33,974)	(30,450)
Income (loss) from operations	$24,775	$(84,277)	$44,898	$136,459	$72,038

Segment EBITDA (a)
Wood Products	$22,651	$(15,289)	$30,849	$111,868	$116,967
Building Materials Distribution	31,585	13,811	43,943	137,005	130,790

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31, 2019	December 31, 2018

ASSETS

Current
Cash and cash equivalents	$285,237	$191,671
Receivables
Trade, less allowances of $591 and $1,062	215,894	214,338
Related parties	568	436
Other	15,184	14,466
Inventories	497,596	533,049
Prepaid expenses and other	8,285	31,818
Total current assets	1,022,764	985,778

Property and equipment, net	476,949	487,224
Operating lease right-of-use assets	64,228	—
Finance lease right-of-use assets	21,798	—
Timber deposits	12,287	12,568
Goodwill	60,382	59,159
Intangible assets, net	17,797	16,851
Deferred income taxes	7,952	8,211
Other assets	9,194	11,457
Total assets	$1,693,351	$1,581,248

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31, 2019	December 31, 2018

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$222,930	$210,587
Related parties	1,624	1,070
Accrued liabilities
Compensation and benefits	83,943	87,911
Interest payable	6,723	6,748
Other	69,772	63,509
Total current liabilities	384,992	369,825

Debt
Long-term debt	440,544	439,428

Other
Compensation and benefits	45,586	41,283
Operating lease liabilities, net of current portion	58,029	—
Finance lease liabilities, net of current portion	23,419	—
Deferred income taxes	26,694	19,218
Other long-term liabilities	12,757	38,904
	166,485	99,405

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,353 and 44,076 shares issued, respectively	444	441
Treasury stock 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	533,345	528,654
Accumulated other comprehensive loss	(50,248)	(47,652)
Retained earnings	356,698	330,056
Total stockholders' equity	701,330	672,590
Total liabilities and stockholders' equity	$1,693,351	$1,581,248

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2019	2018
Cash provided by (used for) operations
Net income	$80,925	$20,477
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	82,377	148,937
Stock-based compensation	7,973	8,831
Pension expense	3,121	25,793
Deferred income taxes	9,025	(7,965)
Change in fair value of interest rate swaps	2,963	(551)
Loss on sale and curtailment of facilities (excluding severance)	—	37,331
Other	(353)	(1,688)
Decrease (increase) in working capital, net of acquisitions
Receivables	2,160	37,561
Inventories	40,176	(64,190)
Prepaid expenses and other	(132)	(500)
Accounts payable and accrued liabilities	5,212	(14,531)
Pension contributions	(5,238)	(26,081)
Income taxes payable	19,387	(4,186)
Other	(1,949)	4,373
Net cash provided by operations	245,647	163,611

Cash provided by (used for) investment
Expenditures for property and equipment	(82,720)	(79,987)
Acquisitions of businesses and facilities	(15,676)	(25,482)
Proceeds from sales of facilities	2,493	15,003
Proceeds from sales of assets and other	1,838	1,209
Net cash used for investment	(94,065)	(89,257)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	5,500	7,500
Payments of long-term debt, including revolving credit facility	(5,500)	(7,500)
Treasury stock purchased	—	(4,930)
Dividends paid on common stock	(53,954)	(50,615)
Tax withholding payments on stock-based awards	(3,574)	(5,135)
Other	(488)	857
Net cash used for financing	(58,016)	(59,823)

Net increase in cash and cash equivalents	93,566	14,531

Balance at beginning of the period	191,671	177,140

Balance at end of the period	$285,237	$191,671

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2019 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income (loss) for all periods presented involved estimates and accruals.

(a)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the three months ended December 31, 2019 and 2018, and September 30, 2019, and the years ended December 31, 2019 and 2018:

	Three Months Ended			Year Ended
	December 31		September 30, 2019	December 31
	2019	2018		2019	2018
	(in thousands)
Net income (loss)	$14,647	$(72,246)	$27,171	$80,925	$20,477
Interest expense	6,596	6,666	6,532	26,051	26,193
Interest income	(1,066)	(648)	(837)	(2,811)	(1,649)
Income tax provision (benefit)	4,705	(21,186)	9,650	27,306	1,625
Depreciation and amortization	20,501	76,549	20,969	80,141	146,837
EBITDA	45,383	(10,865)	63,485	211,612	193,483
Change in fair value of interest rate swaps	(140)	1,868	569	2,963	(551)
Adjusted EBITDA	$45,243	$(8,997)	$64,054	$214,575	$192,932

The following table reconciles segment income (loss) and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended December 31, 2019 and 2018, and September 30, 2019, and the years ended December 31, 2019 and 2018:

	Three Months Ended			Year Ended
	December 31		September 30, 2019	December 31
	2019	2018		2019	2018
	(in thousands)
Wood Products
Segment income (loss)	$8,062	$(86,554)	$15,597	$54,197	$(10,022)
Depreciation and amortization	14,589	71,265	15,252	57,671	126,989
EBITDA	$22,651	$(15,289)	$30,849	$111,868	$116,967

Building Materials Distribution
Segment income	$26,254	$8,905	$38,665	$116,236	$112,510
Depreciation and amortization	5,331	4,906	5,278	20,769	18,280
EBITDA	$31,585	$13,811	$43,943	$137,005	$130,790

Corporate
Unallocated corporate expenses	$(9,541)	$(6,628)	$(9,364)	$(33,974)	$(30,450)
Foreign currency exchange gain (loss)	239	(672)	(200)	449	(944)
Pension expense (excluding service costs)	(272)	(597)	(1,613)	(2,474)	(24,999)
Change in fair value of interest rate swaps	140	(1,868)	(569)	(2,963)	551
Depreciation and amortization	581	378	439	1,701	1,568
EBITDA	(8,853)	(9,387)	(11,307)	(37,261)	(54,274)
Change in fair value of interest rate swaps	(140)	1,868	569	2,963	(551)
Corporate adjusted EBITDA	$(8,993)	$(7,519)	$(10,738)	$(34,298)	$(54,825)

Total company adjusted EBITDA	$45,243	$(8,997)	$64,054	$214,575	$192,932